Free Writing Prospectus Filed Pursuant to Rule 433
Registration No. 333-184325
November 14, 2012

ETF Exposure to Gold A Comparison of IAU and GLD The iShares Gold Trust (IAU) and the SPDR® Gold Trust (GLD) are both designed to track the day-to-day movement of the price of gold bullion through an exchange traded product structure. However, in selecting the appropriate exchange traded vehicle—even among those that seem to be identical—there are many factors to consider. Key considerations: Total cost to access gold Two sources of liquidity: secondary market and underlying market Creation/redemption size Diversifcation of vaults? Allocated/unallocated gold requirements iShares Gold Trust SPDR Gold Trust Ticker IAU GLD Trust expenses 1 25 40 (bps of adjusted net asset value) Inception date 1/21/05 11/12/04 Options available on exchange2 Yes Yes Ounces of gold in Trust3 6,710,835 42,963,411 Tonnes of gold in Trust3 208.7 1,336.3 Allocated/unallocated The Trust holds fully allocated gold daily, and does GLD’s creation/redemption process permits issuance requirements not allow issuance of shares on unallocated amounts against unallocated gold of more than 430 ounces Locations (vicinity) of vaults New York, USA; Toronto, Canada; London, England; London, England; other potential sub-custodian other potential sub-custodian locations locations Vault inspections Two times per year May be available on marketing agent’s website Transparency Gold Bar List and Vault Inspection Certificates Gold serial list and Inspectorate Certificate available available on iShares.com on third-party partner site: spdrgoldshares.com Structure The iShares Gold Trust is a grantor trust not The SPDR Gold Trust is a grantor trust not registered registered under the Investment Company Act of 1940. under the Investment Company Act of 1940. The The Trust issues shares representing fractional Trust issues shares representing fractional undivided undivided beneficial interest in the Trust’s net assets. beneficial interest in the Trust’s net assets. Custodian JPMorgan Chase Bank, N.A., London Branch HSBC Bank USA, N.A. Creation/redemption size 50,000 shares 100,000 shares Redemption for physical Yes, at basket size through authorized participants Yes, at basket size through authorized participants Sponsor iShares Delaware Trust Sponsor LLC, an affiliate World Gold Trust Services, LLC. of BlackRock, Inc. World Gold Trust Services LLC is a subsidiary of BlackRock® is one of the world’s preeminent asset The World Gold Council (WGC). WGC, a commercially-management firms and a premier provider of global driven marketing organization, is funded by the investment management, risk management and world’s leading gold mining companies. A global advisory services to investors around the world advocate for gold, the WGC aims to promote the with $3.673 trillion in assets under management.4 demand for gold in all its forms through marketing activities in major international markets.5 For further information, Go to www.iShares.com/gold and click on Prospectus Prospectus available at www.sec.gov please see prospectus 1. For IAU, the Trust expenses are stated as the sponsor’s fee. 2. Options currently listed on Chicago Board of Exchange (CBOE) exchange as of 10/31/12. This does not constitute a solicitation to buy or sell options. 3. Sources: iShares,® BlackRock,® spdrgoldshares.com, as of 10/31/12. 4. Source: BlackRock, as of 9/30/12. 5. Source: SPDR Gold Trust 8-K. iShares By BLACKROCK

For more information, visit www.iShares.com or call 1-800-474-2737 Why iShares? ? Professional quality—iShares delivers quality products that can help you navigate today’s volatile markets ? Individual choice—As your partner, iShares helps you execute investment ideas with insights and support ? Responsible innovation—iShares is an industry leader in making investing clear, fair, and effcient for you a iShares prospectus) Gold Trust with (the the “Trust”) SEC for has the filed offering a registration to which statement this communication (including documents relates. Before the Trust you has invest, filed you with should the SEC read for more the prospectus complete information and other about free by the visiting issuer www. and this iShares. offering. com or You EDGAR may get on these the SEC documents website for at www. if you sec. request gov. it Alternatively, by calling toll-free the Trust 1-800-iShares will arrange to (1-800-474-2737) send you the prospectus . Investing investment involves company risk, registered including under possible the loss Investment of principal. Company The Trust Act is of not 1940 an or the a Trust commodity are not pool subject for purposes to the same of the Commodity regulatory requirements Exchange Act. as Shares mutual of gold funds. held Because by the Trust, shares the of market the Trust price are of intended the shares to is reflect subject the to fluctuations price of the bought similar to and those sold affecting at market gold price, prices. not at Additionally, net asset value shares (“NAV”) of the . Brokerage Trust are commissions will reduce returns. Shares of the Trust are intended to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by such shares. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares. The amount of gold represented by shares of the Trust will decrease over the life of the Trust due to sales of gold necessary to pay the sponsor’s fee and Trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors. Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market for the shares will develop, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the Trust had been actively managed, might have been possible to avoid. Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The sponsor of the trust is iShares Delaware Trust Sponsor LLC (the “Sponsor”). BlackRock Investments, LLC (“BRIL”), assists in the promotion of the Trust. The Sponsor and BRIL are affiliates of BlackRock, Inc. Although shares of the iShares Gold Trust may be bought or sold on the secondary market through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called “Baskets.” Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee of the Trust may purchase or redeem Baskets. Options involve risk and are not suitable for all investors. Prior to buying or selling an option, a person must receive a copy of Characteristics and Risks of Standardized Options. Copies of this document may be obtained from your broker, from any exchange on which options are traded or by contacting The Options Clearing Corporation, One North Wacker Dr., Suite 500, Chicago, IL 60606 (1-888-678-4667). The document contains information on options issued by The Options Clearing Corporation. The document discusses exchange traded options issued by The Options Clearing Corporation and is intended for educational purposes. No statement in the document should be construed as a recommendation to buy or sell a security or to provide investment advice. ©2012 BlackRock. All rights reserved. iSHARES® and BLACKROCK® are registered trademarks of BlackRock. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 5387-01_R3_v02GW_11/12 Not FDIC Insured No Bank Guarantee May Lose Value iS-8504-1112